Exhibit 10.24

Greg Gianforte
CEO and Founder

October 7, 2006

Peter Dunning
543 Gramercy Drive
Marietta, GA 30068

Dear Peter,

This letter sets out the basis on which RightNow offers you continued employment.  If the terms are acceptable please sign this letter and return it to me.  Once signed by you, this letter will entirely supercede, replace and cancel the terms of your employment offer letter dated July 22, 2003 (“Original Offer Letter”).

1.               You will continue as an employee of RightNow with no interruption of service in the capacity set out in paragraph 2 until the end of business on August 9, 2007.

2.               You will make yourself available for up to 25 hours on average in each week to provide transition and other services as requested by RightNow, provided that any services provided by you during such time of availability will be provided on such dates, at such times, at such places and in such manner and using such means, including telephone conferences, as agreed upon by you and RightNow from time to time in each party’s sole discretion.  Subject to the foregoing, this may take the form of participating in customer calls, providing advice to the President of Field Operations and to other members of the Management Team, participating in special projects, considering and evaluating strategic and tactical planning and operations issues, and providing general transition assistance, as may be mutually agreed upon from time to time. In this capacity, you will report directly to me.

3.               You will be eligible to continue to participate in all of the normal benefit plans available to other employees without any interruption in your rights or accruals thereunder.  Any annual leave accrued to date and that continues to accrue during your continued employment will be paid on your last day of employment. If you become ineligible to participate in RightNow’s Employee Health Benefit Plan, RightNow will pay you a monthly sum through the end of business on October7, 2007 to reimburse you for COBRA costs (“COBRA Costs”) that you incur during that period.

4.               During your continued employment, you will be paid a base salary of $465,000.00 per annum.  You will not be eligible for any bonus payments.

40 Enterprise Blvd. • PO Box 9300 • Bozeman, MT 59718-9300
ph. 406.522.4200 • Toll Free 877.363.5678 • fx. 406.522.2903
www.rightnow.com

5.               If your continued employment ends for any reason whatsoever prior to August 9, 2007, including without limitation due to your death, your disability, or termination by RightNow, other than upon your voluntary resignation, RightNow will (a) continue to pay you or, upon your death, your estate, the base salary described in paragraph 4 through the end of business on August 9, 2007, and (b) pay the COBRA Costs. RightNow will not terminate your continued employment other than for “Cause” as defined in Section 15(b)(iv) of the Stock Option Agreements pertaining to your August 6, 2003 stock option grant.

6.               During your continued employment, you will continue to comply with RightNow’s policies, including without limitation the Code of Ethics and Business Conduct, the Insider Trading Policy, and the Employee Inventions and Proprietary Rights Assignment Agreement signed by you upon commencement of your employment with RightNow (“Rights Agreement”). The indemnification agreement between you and RightNow that became effective on May 18, 2004 (“Indemnification Agreement”) shall continue to apply in accordance with its terms, and you will continue to have all rights and benefits of indemnification provided therein. You will also continue to have all rights and benefits, if any, under any insurance maintained by RightNow from time to time for the benefit of RightNow’s current or former directors, officers and employees in accordance with the respective terms thereof (“Insurance”).

7.               In consideration of this offer, you hereby waive all of your entitlements under the Original Offer Letter, including without limitation, your entitlements to salary continuation and accelerated vesting of stock options. The stock option agreements that govern the grant to you of stock options will continue to apply in accordance with their express terms, including terms in such stock option agreements that provide for the acceleration of unvested stock options.

8.               In consideration of your continued employment, RightNow hereby waives all of your obligations under the Original Offer Letter, including without limitation, the requirement that you establish or maintain a residence in Bozeman, Montanan for six months per year.

9.               In consideration of your continued employment, RightNow desires to make certain acknowledgments and modifications with respect to the Rights Agreement as described in this paragraph 9. RightNow hereby agrees that your continued duties to RightNow will be only those duties described in this letter, notwithstanding the first sentence of Section 1 of the Rights Agreement. RightNow hereby acknowledges that you may engage in other employment or other activities at any time during the period from the date of this letter through August 9, 2007, and hereby consents to such other employment and activities and waives the restrictions under Section 1 of the Rights Agreement, subject in each case to the restrictions described in paragraph 10. RightNow hereby agrees that any Inventions and any associated intellectual property rights which you may solely or jointly conceive, develop or reduce to practice after the date of this letter will not be subject to or governed by Section 10 of the Rights Agreement, and without limiting the foregoing, will not be property of RightNow.

10.         During your continued employment with RightNow, you will not directly or indirectly provide services in the field of design, development, manufacture, marketing or sale of customer relationship management software.

11.         You hereby resign as an officer of RightNow effective immediately.

12.         You hereby release RightNow, its officers, directors, agents, employees and shareholders (“Released Parties”) from any liability, cost or expense arising in connection with the termination of your appointment as President of Field Operations; your employment with the Company; the termination of your entitlements under the Original Offer Letter; and all claims, demands, rights, and causes of action that have been or could be alleged against any of said Released Parties in connection with your employment, prior employment agreements or offer letters, or the termination of such employment, as explained further below, provided you will not release, and will not be deemed to have released, any of your rights or benefits under or described in this letter, including without limitation under the Indemnification Agreement or under the Insurance.

13.         You also certify that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that you have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq. (the “ADEA Release”).  The ADEA Release does not govern any rights or claims that may arise under the ADEA after the date of your execution of this agreement.  You acknowledge that you (a) have read the ADEA Release, (b) have been provided a full and ample opportunity to study it, including a period of at least 21 days within which to consider it, (c) have been advised in writing to consult with an attorney prior to signing it, and (d) are signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims. You further acknowledge that you are aware of your right to revoke the ADEA Release in this paragraph 13 by notice to me at any time within the seven-day period following the date you sign it and that this paragraph and RightNow’s obligation to continue your employment and pay the salary specified in paragraph 4 shall not become effective or enforceable until the seven-day revocation period has expired; however the remainder of this agreement shall remain in full force and effect.

A signed copy of this letter should be returned to my attention via facsimile on 406 522 4299.

Yours Sincerely,

/s/ GREG GIANFORTE
Greg Gianforte

I UNDERSTAND AND VOLUNTARILY AGREE WITH THE ABOVE.

/s/ PETER DUNNING
Peter Dunning